Exhibit 99.1
EXCERPT FROM AN INTERVIEW WITH PAUL SKINNER, CHAIRMAN, RIO TINTO

Programme	: LEADING QUESTIONS
Station	: BBC NEWS
Date	: 03/08/08

Page: 1

INTERVIEW WITH PAUL SKINNER, RIO TINTO
Programme	: LEADING QUESTIONS
Station	: BBC NEWS
Date	: 03/08/08
Time	: 22:33

Important Information
     In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
     This transcript includes forward-looking statements. All statements other than statements of historical facts included in this transcript, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
     Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this transcript. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
ROBERT PESTON: Presenter
On the 12th floor of the building behind me, a mere 50 people control a seventy billion pounds metals and energy giant Rio Tinto, and thanks to China’s apparently insatiable appetite for raw materials, its profits have been soaring faster than the lift to the executive suite.

I’m here to see Paul Skinner, the Shell lifer who’s the chairman of Rio Tinto, and the leading questions I’ll be putting to him are: why Rio Tinto turned down a colossal £170bn merger with its great rival BHP; how it squares its corporate conscience with a generation of profits in some countries that have questionable human rights records; and whether the boom in minerals and energy is sustainable.

[Opening titles: ‘Leading Questions’]

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ROBERT PESTON:
Now in terms of the strategic challenges, you’ve hardly had a dull time...
PAUL SKINNER:
No.
ROBERT PESTON:
...recently. A lot of big issues on your plate. Now last Autumn, one of your big rivals, BHP, came along and said it wanted to merge with you; effectively wanted to buy you. Why did you initially say that you didn’t think what was on the table was attractive?
PAUL SKINNER:
Well we said it initially, and we still say it now, that the idea that was projected to... to us — and it’s not a formal offer; it’s... it’s a heavily conditional proposition — seriously undervalued this company and its prospects. The company is performing very strongly. It’s very well managed by our executive team. It has got quite remarkable growth potential. When you look across at the oil industry and see production pretty much flat-lining in all of the big players, we’ve got a growth potential from our portfolio today of something like 8 per cent per annum over the next ten years. We made a massive acquisition last year of Alcan, which has made us the global leader in aluminium. That is a business with huge development potential. For us, this whole issue is an issue of value. It’s not an emotional issue about independence. It’s what’s best for our shareholders, and our board is determined to make sure that at the end of the day, whatever the outcome of all this, the shareholders get the right... get the right outcome.

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INTERVIEW WITH PAUL SKINNER, RIO TINTO
Programme	: LEADING QUESTIONS
Station	: BBC NEWS
Date	: 03/08/08
Time	: 22:33

ROBERT PESTON:
Now, we’ve already talked about the huge importance of China as a customer. But a big Chinese company, Chinalco, is also now a major shareholder in Rio Tinto, and it came in after BHP signalled its ambitions in respect of wanting to buy you. What do you think the ambitions of Chinalco are?
PAUL SKINNER:
Well let me say first of all that it’s not a participation in the company that we solicited. And they’ve been very clear to us in the... in the conversations we’ve had since they appeared in the scene, that for them — and they’re a very, very good company; primarily based in aluminium, but with global ambition, and I think they see their investment in Rio Tinto as a stake in a... in a very, very high quality company which is well managed — they’ve made it clear that they don’t want to interfere with the management of the company. They hope that we will together be able to develop things which add to their business and add to our business. But of course they... they know that they won’t get a shareholder discount.

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